Exhibit 99.1

Delcath Systems Closes $20 Million Private Placement

NEW YORK, NY, July 17, 2019 – Delcath Systems, Inc. (“Delcath,” the “Company”, “we”, “our” or “us” (OTCPK: DCTH) has closed on its previously announced private placement with gross proceeds of $20 million at a combined price of $1,000 per Unit. Each Unit consists of one preferred share initially convertible into 16,667 shares of common stock at an initial conversion price of $0.06 per share and a common stock purchase warrant. Each whole warrant entitles the holder to purchase one share of common stock at an initial exercise price of $0.06 for a period of five years from the date of the Company’s anticipated reverse stock split.

Commenting on the announcement, Jennifer K. Simpson, Ph.D., MSN, CRNP President and CEO of Delcath, said, “This capital investment is our most significant financing in two years. With this transaction we have positioned the Company to complete enrollment for the Registration trial in ocular melanoma liver metastases, which we believe may be able to release top line data in 2020. We have worked very closely with fundamental investors who believe in our therapy and the potential it represents in ocular melanoma.”

Roth Capital Partners acted as the sole placement agent for the offering. After the placement agent fees and estimated offering expenses payable by the Company, the Company has received net proceeds of approximately $18.35 million. The offering closed on July 15, 2019.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-1 with the Securities and Exchange Commission by August 21, 2019 for purposes of registering the resale of the shares of common stock issuable upon conversion of the preferred shares and upon exercise of the warrants issued in the private placement.

This notice does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Delcath System, Inc.

Delcath Systems, Inc. is an interventional oncology Company focused on the treatment of primary and metastatic liver cancers. Our investigational product – Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS) – is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects. We have been enrolling a global Registration clinical trial for Patients with Hepatic Dominant Ocular Melanoma (OM) called The FOCUS Trial and have initiated a global Phase 3 clinical trial for intrahepatic cholangiocarcinoma (ICC) called The ALIGN Trial. Melphalan/HDS has not been approved by the U.S. Food & Drug Administration (FDA) for sale in the U.S. In Europe, our system is marketed under the trade name Delcath Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT) and has been used at major medical centers to treat a wide range of cancers of the liver. Since January 2019 CHEMOSAT is marketed under an exclusive licensing agreement with medac, a privately held multi-national pharmaceutical company headquartered in Germany and specializing in the treatment and diagnosis of oncological, urological and autoimmune diseases.

Safe Harbor / Forward-Looking Statements

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: successful completion of the Company’s Rights Offering and related transactions and the amount of gross proceeds, if any; the timing and results of the Company’s clinical trials including without limitation the OM and ICC clinical trial programs, timely enrollment and treatment of patients in the global Phase 3 OM and ICC clinical trials, IRB or ethics committee clearance of the Phase 3 OM and ICC Registration trial protocols from participating sites and the timing of site activation and subject enrollment in each trial, the impact of the presentations at major medical conferences and future clinical results consistent with the data presented, approval of Individual Funding Requests for reimbursement of the CHEMOSAT procedure, the impact, if any of ZE reimbursement on potential CHEMOSAT product use and sales in Germany, clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe including the key markets of Germany and the UK, the Company’s ability to successfully commercialize the Melphalan HDS/CHEMOSAT system and the potential of the Melphalan HDS/CHEMOSAT system as a treatment for patients with primary and metastatic disease in the liver, our ability to obtain reimbursement for the CHEMOSAT system in various markets,, approval of the current or future Melphalan HDS/CHEMOSAT system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the U.S. and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same, uncertainties relating to the timing and results of research and development projects, and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact:

Delcath Investor Relations

Email: investorrelations@delcath.com

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